Exhibit 8.1

September 29, 2021	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

Lilium N.V.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, Florida 33431

Ladies and Gentlemen:

We have acted as counsel to Lilium N.V., a Dutch public limited liability company, in connection with the transactions described in the Registration Statement on Form F-1, as amended through the date hereof, (the “Registration Statement”) of which this exhibit is a part.  Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that each of the transactions described in the Registration Statement will be consummated in accordance with the description in the Registration Statement.  In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement are true, correct and complete in all material respects.  Any inaccuracy in any of the aforementioned assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation.  No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein.  We undertake no responsibility to advise of any such developments in the law.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders” contained in the Registration Statement, insofar as it relates to statements of United States federal income tax law, is accurate in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are furnishing this opinion to you solely in connection with the Registration Statement.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as  amended, or the rules and regulations of the Securities

Lilium N.V.

September 29, 2021

and Exchange Commission promulgated thereunder (collectively, the “1933 Act”).  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP